Exhibit 99.1

Company Contact:

Lawrence L. Spanley, Jr.

Chief Financial Officer

(314) 621-0699

Investor Contacts:

Integrated Corporate Relations

Allison Malkin/David Griffith

(203) 682-8225/ (203) 682-8213

BAKERS FOOTWEAR REPORTS THIRD QUARTER FISCAL 2005 SALES

Third Quarter Comparable Store Sales Increase 21.0%

ST. LOUIS, Mo., November 3, 2005 – Bakers Footwear Group (Nasdaq: BKRS), the leading specialty retailer of moderately priced fashion footwear for young women, with 234 stores, today reported third quarter net sales figures.

For the thirteen weeks ended October 29, 2005 (the Company’s third fiscal quarter) net sales increased 33.9% to $43.2 million up from $32.3 million in the thirteen weeks ended October 30, 2004. Comparable store sales in the third quarter increased 21.0% compared to a 7.6% decrease in the same period last year. For the thirty-nine week year to date period ended October 29, 2005 net sales increased 25.5% to $133.4 million up from $106.4 million in the thirty-nine weeks ended October 30, 2004. Year to date comparable store sales increased 13.4% compared to a 1.9 % increase in the same period last year.

During the third quarter of fiscal 2005, Bakers Footwear opened 11 new stores, 9 of which were new format Bakers stores and 2 new Wild Pair stores. The Company also remodeled 6 existing stores, 3 into Bakers new store format and 3 into Wild Pair stores. The company now has 112 stores operating in its new Bakers format. Comparable store sales for the Company’s 85 new format locations open for more than a year increased by 23.2% in the third quarter and by 17.0% in the first nine months of 2005.

Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group, said, “Our sales strength accelerated in the third quarter with comparable store sales increasing 21.0% versus the third quarter last year. During the quarter, we experienced strong regular-priced selling across each of our footwear categories with particular strength in western boots. We also continued to see tremendous success in both our Bakers and Wild Pair new and remodeled stores. Clearly, our initiatives are working and have us well positioned to capitalize on the holiday season.”

About Bakers Footwear Group

Bakers Footwear Group is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates over 200 stores nationwide under two formats, Bakers and Wild Pair. Bakers’ stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934).  BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS.  ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS.    FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.